Exhibit 99.1

PRIVATE AND CONFIDENTIAL

November 20, 2012

Board of Directors

Complete Genomics, Inc.

2071 Stierlin Court

Mountain View, CA 94043

Gentlemen:

I was disappointed to learn that the Board of Directors of Complete Genomics, Inc. summarily rejected Illumina, Inc.’s proposal to enter into a business combination transaction in which Illumina would acquire Complete Genomics, Inc. at a price of $3.30 in cash for each outstanding share. We believe, and think that Complete Genomics shareholders would agree, that our Proposal is superior to the proposed acquisition by BGI Shenzen for $3.15 per share. The price per share offered under our Proposal represents a premium of 5% to the BGI proposal. Our Proposal is not subject to any additional due diligence, and unlike the proposed BGI transaction is not contingent on financing or CFIUS approval. With respect to antitrust approvals, we are confident that our proposed transaction would be approved, and raises fewer regulatory concerns than the proposed BGI transaction. In light of that, we cannot comprehend how your Board of Directors could rationally come to the conclusion that our Proposal is not superior to BGI’s proposal, or how rejection of our Proposal without discussion could satisfy your Board’s obligation to the shareholders of Complete Genomics.

Your agreement with BGI allows Complete Genomics to engage in transaction discussions with others if your Board of Directors determines that a third party proposal is, or could reasonably be expected to result in, a “Superior Proposal”; i.e., a proposal that is (1) more favorable to Complete Genomics shareholders from a financial point of view than the BGI proposal, and (2) reasonably capable of being consummated on the terms proposed. We believe that our proposal meets both criteria. In addition to providing demonstrably superior value, we believe our Proposal can be consummated on the terms proposed and, in fact, offers your shareholders greater closing certainty than BGI’s proposal for the reasons discussed below.

BGI’s proposal is subject to a number of conditions including, among other things, (1) receipt of financing, (2) approval of the Committee on Foreign Investment in the United States (“CFIUS”) under the Exon-Florio Act, and (3) expiration or termination of the waiting period under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act. More than two months after having announced your proposed transaction with BGI, these conditions have not yet been satisfied. In fact, you recently received a “second request” from the FTC, indicating sufficient antitrust concerns to merit an investigation under the HSR. Furthermore, while you have made no disclosure of the status of your CFIUS filing, we believe that there are serious concerns raised by your proposed transaction with BGI that call into question whether that transaction can be completed. In contrast, our Proposal is not subject to any conditions relating to financing or CFIUS approval.

National security, industrial policy, personal identifier information protection and other concerns raised in connection with an acquisition of Complete Genomics by a foreign state owned entity create meaningful uncertainty around a BGI acquisition, and represent a material risk for your shareholders. As you may be aware CFIUS reviews of transactions involving state owned entities have been problematic, and several transactions have been abandoned rather than be subjected to a Presidential order to unwind the transaction. Recently the President issued an order to unwind such a transaction in an industry far less sensitive than ours.

While expiration of the HSR waiting period is necessary in order to consummate our proposed transaction, we believe that our Proposal can be consummated under applicable antitrust laws, and that our combination raises fewer regulatory concerns than the BGI proposal. In light of that, your public statements characterizing Illumina’s views on the antitrust aspects of the combination of our two companies - as well as comments attributed to our CEO and antitrust counsel - are inaccurate. Furthermore, your suggestion that BGI is better positioned to proliferate the technology in the marketplace, and therefore more pro-competitive, reflects a lack of understanding of Illumina’s intentions and the competitive market dynamics.

As you know, the markets in which we operate are rapidly evolving and highly competitive, in significant part because of game-changing innovations by Illumina and Complete Genomics. The combination of our companies will accelerate the pace of such innovations and result in higher quality, more innovative products available at lower costs to consumers. This combination will also further stimulate global competition in sequencing services as well as in the emerging business of genome analysis and interpretation. We believe that more significant issues for consumers and the industry are raised by the combination of Complete Genomics with a state owned entity such as BGI that is primarily focused on sequencing services than by a primarily equipment-consumables company like Illumina.

Our Proposal has been approved by our Board of Directors and we are prepared to enter into an agreement on substantially the same terms as the agreement you entered into with BGI including the bridge financing. In this regard, we are providing you with a form of merger agreement and financing agreement that we are prepared to enter into subject to your compliance with your agreement with BGI. We have engaged Goldman, Sachs & Co. and Skadden, Arps, Slate, Meagher & Flom LLP as our financial and legal advisors, and are ready to meet with you at any time to discuss this Proposal in accordance with your agreement with BGI.

Again, I believe the combination of our two companies is a tremendous opportunity for our respective shareholders, customers, and employees. I sincerely hope that your Board and management will consider the best interests of these constituencies and seek to complete this transaction promptly.

Very truly yours,

/s/ Jay T. Flatley

Jay T. Flatley

President and Chief Executive Officer